UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

February 15, 2007 (February 15, 2007)

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Green Equity Investors III, L.P. (“Green”), the holder of the Company’s 7% Series G Cumulative Convertible Preferred Stock and 6% Series H Cumulative Convertible Preferred Stock, has advised the Company that it is considering exercising its registration rights following the completion of the Company’s previously announced offering of senior secured notes and senior notes.  Holders of the Preferred Stock, voting together as a single class, have the right to elect one director to the Company’s Board of Directors (the “Preferred Stock Director”).  If Green were to exercise its registration rights and subsequently sell some or all of such Preferred Stock, Green may no longer control the election of the Preferred Stock Director.  The Company does not know if or when Green will exercise its registration rights and sell Preferred Stock or whether any such sales will result in Green no longer being in a position to control the election of the Preferred Stock Director.

The Company has previously disclosed that stock options and restricted stock held by certain executive officers under the Supplemental Executive Retirement Plan (the “Plan”) will vest upon completion of the proposed acquisition.  In addition to the officers previously disclosed, upon closing of the proposed acquisition, 297,393 options and 399,288 shares of restricted stock held under the Plan by an additional officer will vest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 15, 2007	By:	/s/ Robert B. Sari
	Name:	Robert B. Sari
	Title:	Executive Vice President,
General Counsel and Secretary